Exhibit 99.1

VNUS Medical Technologies Record First-Quarter 2009 Results: 31% Revenue Growth and Record First Quarter Profitability

$24.7 Million Net Revenues, $0.11 Net Income Per Share

SAN JOSE, Calif.--(BUSINESS WIRE)--May 8, 2009--VNUS® Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of venous disease, today announced its financial results for the first quarter ended March 31, 2009.

Net revenues for the first quarter increased 31% to $24.7 million compared with $18.9 million for the first quarter of 2008. Net revenues seasonally decreased by 9% when compared to the fourth quarter of 2008 at $27.2 million. Net revenues for the first quarter of 2009 included net product revenues and royalty revenues. Net product revenues are derived from the sale of disposable endovenous catheters and devices, RF generators and accessory products. Royalty revenues are derived from other companies paying royalties for a license to certain VNUS patents previously subject to an infringement lawsuit.

Net product revenues for the first quarter of 2009 increased $4.9 million to $23.7 million compared to $18.9 million for the first quarter of 2008. First quarter net product revenues seasonally decreased 9% compared to net product revenues in the fourth quarter of 2008 of $26.0 million. The increase in net product revenues in the first quarter of 2009 as compared to the same period in 2008 was due to continuing higher sales of disposable ClosureFAST™ catheters and ClosureRFS devices, and higher overall international sales. Disposable catheters and device unit sales increased in the first quarter of 2009 by 33% compared to the first quarter of 2008 and decreased 7% sequentially.

First quarter net income was $1.9 million, compared with a net loss of $0.4 million for the first quarter of 2008 and net income of $3.5 million for the fourth quarter of 2008. Gross margins in the first quarter improved to 70.0% compared to 66.1% in the first quarter of 2008, and compared to 68.9% sequentially. Patent litigation expenses included in the first quarter were $694,000, compared to $403,000 in the comparable quarter in 2008 and $561,000 in the fourth quarter in 2008. Fully diluted earnings for the first quarter of 2009 was $0.11 per share, compared with a loss of $0.03 per share for the first quarter of 2008 and earnings of $0.21 per share for the fourth quarter of 2008.

Adjusted EBITDA for the first quarter of 2009 was earnings of $3.6 million, as compared to a loss of $420,000 in the comparable quarter of 2008, and earnings of $5.6 million in the fourth quarter of 2008. For periods with net income, earnings per share, if fully taxed at 38%, would be $0.08 for the first quarter of 2009 compared to earnings per share, if fully taxed at the same rate, of $0.14 in the fourth quarter of 2008. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards.

VNUS' balance sheet at March 31, 2009 included cash, cash equivalents and investments of $86.4 million, approximately $1.2 million more than the fourth quarter of 2008.

“Our first quarter results substantially exceeded our expectations in every aspect of our business,” said VNUS President and Chief Executive Officer Brian E. Farley. “Our worldwide growth in product revenue demonstrates that our Closure procedure continues to gain acceptance as a preferred treatment for venous reflux. Our positive 7.6% operating margin in the current quarter far exceeded our expectations and demonstrates the leverage in our current operating model.”

SCHEDULED TELECONFERENCE CANCELLED

VNUS’ planned regular quarterly teleconference scheduled for Friday, May 8, 2009, at 5:00 a.m. PT / 8:00 a.m. ET, has been cancelled as a result of VNUS’ execution of a definitive agreement to be acquired by Covidien as announced in a joint press release issued on the date hereof.

NON-GAAP FINANCIAL INFORMATION

VNUS’ management evaluates and makes operating decisions using various operating measures, including adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA), and Fully Taxed EPS calculated by assuming no use of net operating loss carryforwards and fully diluted weighted average number of shares (Fully Taxed EPS). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way management views the Company's operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company's operations because it isolates the Company's operating performance from the accounting impact of the Company's financing strategies, tax provisions, and depreciation and amortization. The Company believes that Fully Taxed EPS is useful as a supplemental disclosure because the Company expects to be in a Fully Taxed EPS position on a GAAP basis during 2010. Accordingly, the Company has decided to provide supplemental disclosure of Fully Taxed EPS as a long term measure of growth in earnings on a comparable constant per share basis absent the utilization of net operating loss carryforwards. VNUS believes Adjusted EBITDA and Fully Taxed EPS should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA and Fully Taxed EPS are significant components in understanding and assessing financial performance. The reconciliation between GAAP and non-GAAP financial information is provided in the financial statements portion of this release.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

ADDITIONAL INFORMATION

Additional information concerning risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 16, 2009 and subsequent reports filed by VNUS with the SEC, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 expected to be filed with the SEC on May 8, 2009. Copies of VNUS’ press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$38,041	$34,898
Short-term investments	36,551	40,927
Accounts receivable, net	12,238	12,152
Inventories	5,010	4,506
Prepaid expenses and other current assets	2,035	2,073
Total current assets	93,875	94,556
Property and equipment, net	4,477	4,457
Long-term investments	11,764	9,294
Other assets	130	130
Total assets	$110,246	$108,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,931	$2,926
Accrued compensation and benefits	4,585	8,016
Other accrued liabilities	1,514	1,362
Deferred revenue, net	794	826
Total current liabilities	11,824	13,130
Other long term liabilities	1,827	1,868
Total liabilities	13,651	14,998
Commitments and contingencies
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	129,735	128,284
Accumulated other comprehensive income	5	163
Accumulated deficit	(33,161)	(35,024)
Total stockholders’ equity	96,595	93,439
Total liabilities and stockholders’ equity	$110,246	$108,437

VNUS MEDICAL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2009	2008

Net product revenues	$23,739	$18,876
Royalty revenues	964	-
Net revenues	24,703	18,876
Cost of revenues	7,421	6,390
Gross profit	17,282	12,486
Operating Expenses:
Sales and marketing	7,123	7,155
Research and development	2,564	2,469
General and administrative	5,716	4,251
Total operating expenses	15,403	13,875
Income (loss) from operations	1,879	(1,389)
Interest and other income, net	199	938
Income (loss) before provision for taxes	2,078	(451)
Provision for income taxes	215	(31)
Net income (loss)	$1,863	$(420)

Net income (loss) per share
Basic net income (loss) per share	$0.12	$(0.03)
Diluted net income (loss) per share	$0.11	$(0.03)
Basic weighted average number of shares	16,079	15,749
Diluted weighted average number of shares	16,716	15,749

Reconciliation of income (loss) from operations to adjusted EBITDA:
Income (loss) from operations	$1,879	$(1,389)
Stock-based compensation	1,420	666
Depreciation and amortization	348	303
Adjusted EBITDA	3,647	(420)

Calculation of Fully Taxed EPS for periods with net income:
Income before provision for taxes	$2,078
Less taxes at an assumed 38% rate	(790)
Fully taxed income	1,288
Divided by diluted weighted average number of shares	16,716
Fully Taxed EPS for periods with net income	$0.08

CONTACT:
VNUS Medical Technologies, Inc.
Peter Osborne, 408-360-7499
Chief Financial Officer
ir@vnus.com